Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact :	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Elects Robert E. Evanson to its Board of Directors

RICHMOND, Virginia (August 18, 2004) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) announced today that Robert E. Evanson has been elected to its board of directors. His election increases the number of directors to twelve.

Mr. Evanson is currently a senior advisor to Apax Partners, Inc., a private equity company, focusing on media investments and acquisitions. Previously, Mr. Evanson served as the President of McGraw-Hill Education at The McGraw-Hill Companies, Inc., where he had held several leadership positions in the educational and publishing markets. Before becoming President of McGraw-Hill Education, he served as President of the Higher Education and Consumer Group, Executive Vice President of Corporate Development, and Chief Financial Officer of the School Publishing Group during his 11 year tenure with The McGraw-Hill Companies, which ended with his retirement in 2003. Prior to joining The McGraw-Hill Companies, Mr. Evanson served in a variety of top management positions for Harcourt Brace Jovanovich, Inc., including Chief Financial Officer, and Harper & Row Publishers, Inc.

Mr. Evanson is a member of the board of the Public Education Needs Civic Involvement in Learning (PENCIL) and Pace University’s Publishing Advisory Board. He is also the past Chairman of the Association of American Publishers. He received a BBA from St. John’s University and an MBA from New York Institute of Technology. He was a certified public accountant and a partner at Arthur Andersen & Co.

Bruce V. Thomas, President and Chief Executive Officer of Cadmus, commented, “We are extremely pleased that Bob is joining our board. As we continue our growth in the educational market, Bob’s depth of operational expertise and industry knowledge will be quite valuable to us. In addition to his strong operational background in the educational market, Bob also possesses significant finance and acquisition experience in this market, and therefore, will be able to provide additional insight in these areas to our board and management team as we move forward.”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.